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                                                                    EXHIBIT 99.6

      This announcement is neither an offer to purchase nor a solicitation of an offer to purchase any securities. The Offer is made solely in the Prospectus
dated September    , 1999 and the related Letter of Transmittal and Notice of
Guaranteed Delivery and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Phelps Dodge Corporation by Morgan Stanley Dean Witter or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                           NOTICE OF OFFER TO EXCHANGE
                     EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF
                          CYPRUS AMAX MINERALS COMPANY
                                       FOR
                          0.3135 SHARES OF COMMON STOCK
                                       OF
                            PHELPS DODGE CORPORATION

      Phelps Dodge Corporation, a New York corporation (the "Company"), is offering upon the terms and subject to the conditions set forth in the
Prospectus, dated September   , 1999 (the "Prospectus"), and in the related
Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the "Offer") to exchange each outstanding Share of Common Stock, no par value per share (each a "Share" and collectively the "Shares"), of Cyprus Amax Minerals Company, a corporation incorporated under the laws of Delaware ("Cyprus Amax"), for shares of common stock, par value $6.25 per share, of the Company (the "Phelps Dodge Common Shares") on the basis of 0.3135 Phelps Dodge Common Shares for each Share validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn. The Company is making the Offer through its wholly owned subsidiary, CAV Corporation, which is a Delaware corporation. The Company is also making a separate offer to exchange 0.4098 shares of Phelps Dodge Common Shares for each outstanding share of ASARCO Incorporated, a New Jersey corporation.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON                    1999, UNLESS THE OFFER IS EXTENDED.


      The purpose of the Offer is to obtain control of, and ultimately the entire common equity interest in, Cyprus Amax. Phelps Dodge intends, as soon as practicable after consummation of the Offer, to seek to have Cyprus Amax merge with and into a subsidiary of Phelps Dodge (the "Phelps Dodge/Cyprus Amax Merger"), in which each outstanding Share (except for Shares held by Cyprus Amax, Phelps Dodge or any of their subsidiaries) would be converted into the right to receive 0.3135 Phelps Dodge Common Shares.

      The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis as of the date the Shares are accepted for exchange by Phelps Dodge pursuant to the Offer, (ii) the board of directors of Cyprus Amax having redeemed the Cyprus Amax preferred share purchase rights (the "Cyprus Amax Rights") or amended the Cyprus Amax rights agreement (the "Cyprus Amax Rights Agreement") so that the Cyprus Amax Rights would not be triggered by the Offer and the Phelps Dodge/Cyprus Amax Merger, or a court of competent jurisdiction invalidates the Cyprus Amax Rights Agreement, (iii) either (a) the board of directors of Cyprus Amax approves the Offer for purposes of Section 203 of the Delaware General Corporation Law (the "DGCL") or (b) Phelps Dodge acquires 85% or more of the voting stock of Cyprus Amax pursuant to the Offer;
(iv) either (a) the board of directors of Cyprus Amax approves the Phelps Dodge/Cyprus Amax Merger for purposes of Article Sixth of the Cyprus Amax Restated of Incorporation or (b) Phelps Dodge acquires 75% or more of the outstanding voting stock of Cyprus Amax; (v) approval of the issuance of shares of Phelps Dodge Common Shares pursuant to the Offer and the Phelps Dodge/Cyprus Amax Merger by the holders, of a
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majority of the of Phelps Dodge Common Shares voted at a meeting at which the total number of votes cast represents over 50% interest of all Phelps Dodge Common Shares entitled to vote on the proposal, (vi) the waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, and
(vii) the other conditions to the Offer and the Phelps Dodge/Cyprus Amax Merger, as set forth in the Prospectus, having been satisfied or waived, as specified therein.


      The term "Expiration Date" means 12:00 midnight, New York City time,
on            ,1999, unless and until Phelps Dodge, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Phelps Dodge, will expire.


      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Phelps Dodge will accept for exchange, and will exchange, Shares validly tendered and not withdrawn as promptly as practicable after the Expiration Date. In addition, subject to applicable rules of the Securities and Exchange Commission (the "SEC"), Phelps Dodge expressly reserves the right to delay acceptance or the exchange of Shares in order to comply with any applicable law. In all cases, the exchange of Shares tendered and accepted for exchange pursuant to the Offer will be made only after receipt by ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent") of certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at The Depository Trust Company (the "DTC")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an agent's message (as defined in the Prospectus) in connection with a book-entry transfer, and any other required documents.



      For purposes of the Offer, Phelps Dodge will be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when Phelps Dodge gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares pursuant to the Offer. Delivery of Phelps Dodge Common Shares in exchange for Shares pursuant to the Offer and cash in lieu of fractional shares of Phelps Dodge Common Shares will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering shareholders for the purpose of receiving Phelps Dodge Common Shares and cash to be paid in lieu of fractional Phelps Dodge Common Shares from Phelps Dodge and transmitting such Phelps Dodge Common Shares and cash to tendering Cyprus Amax shareholders. Under no circumstances will interest with respect to fractional shares be paid by Phelps Dodge by reason of any delay in making such exchange.


      Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Prospectus at any time prior to the Expiration Date and, unless theretofore accepted for exchange by Phelps Dodge pursuant to the
Offer, may also be withdrawn at any time after             , 1999. Except as
otherwise provided in the Prospectus, tenders of Shares are irrevocable.

      For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of the Prospectus and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in the Prospectus, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the certificate numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Phelps Dodge, in its sole discretion, which determination shall be final and binding. Neither Phelps Dodge, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described under the caption "The Offer -- Procedure for Tendering" in the Prospectus at any time prior to the Expiration Date.
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      Subject to the applicable rules and regulations of the SEC, Phelps Dodge reserves the right, in its sole discretion, at any time or from time to time,
(i) to delay acceptance for, or, regardless of whether such Shares were theretofore accepted for exchange, exchange of, any Shares pursuant to the Offer or to terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition (other than the Phelps Dodge Stockholder Approval Condition, the HSR Condition, the condition relating to the effectiveness of the Registration Statement and, after the Phelps Dodge Stockholder Approval Condition has been satisfied, the condition relating to the legal opinion as to tax matters (each as defined or described in the Prospectus) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof.

      The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is incorporated herein by reference.

      Requests have been made to Cyprus Amax pursuant to Section 220 of the DGCL for the use of Cyprus Amax's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Prospectus, the related Letter of Transmittal and the other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by Phelps Dodge following receipt of such lists or listings from Cyprus Amax, or by Cyprus Amax if Cyprus Amax so elects.

      THE PROSPECTUS AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance, or for additional copies of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer documents may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies or other nominees for assistance concerning the Offer. Copies of the foregoing will be furnished at Phelps Dodge's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.


                     The Information Agent for the Offer is:


                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                         Call Toll-Free: 1-877-750-5838
                 Banks and Brokers call collect: (212) 750-5833


                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER
                                  1585 Broadway
                            New York, New York 10036
                                 (212) 761-4000

September    , 1999